EXHIBIT 21

JOHNSON CONTROLS, INC.

Following is a list of significant subsidiaries of the Company, as defined by section 1.02(w) of Regulation S-X.

Name	Jurisdiction Where Subsidiary is Incorporated
York International Corporation	Delaware
Johnson Controls Battery Group, Inc.	Wisconsin